EXHIBIT 8.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Place of Incorporation

Borqs Beijing Ltd.	PRC

Borqs Hong Kong Limited	Hong Kong

Borqs Software Solutions Private Limited	India

Borqs Technologies (HK) Limited	Hong Kong

Beijing Borqs Software Technology Co, Ltd.	PRC

Beijing Borqs Wireless Technology Co, Ltd.	PRC

YuanTel (Beijing) Telecommunications Technology Co., Ltd.	PRC

Borqs International Holding Corp.	Cayman Islands

Borqs Technologies USA, Inc.	Nevada, USA

Borqs Chongqing Ltd.	PRC

Beijing Big Cloud Century Technology Limited	PRC

Borqs KK	Japan